Exhibit 10.2

ADDENDUM

TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This ADDENDUM TWO TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Addendum”) is dated effective as of April 13, 2007, and is entered into between GK FINANCING, LLC, a California limited liability company (“GKF”) or its wholly owned subsidiary whose obligation under this Agreement shall be guaranteed by GKF, and OSF Healthcare System, an Illinois not for profit corporation, owner and operator of St. Francis Medical Center (“Medical Center”), with reference to the following recitals:

Recitals:

WHEREAS, on February 18, 2000, GKF and Medical Center executed a Lease Agreement for a Gamma Knife Unit (the “Lease”); and

WHEREAS, the parties desire to further amend the terms and provisions of the Lease as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1.             Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.	Extension of Lease Term.

a.	It is acknowledged that the Commencement Date of the Lease is May 14, 2001. In view of the provisions set forth below in this Section, Section 18 of the Lease is hereby deleted in its entirety.
b.	In consideration of the “Upgrade and First Reload” described below, the Term of the Lease as set forth in Section 6 of the Lease is hereby extended for an additional five (5) years (collectively, the “First Extension”). The First Extension shall commence on May 14, 2011 (which is the expiration date of the initial Term of the Lease).
c.	If the “Second Reload” is performed as described below, then, in consideration thereof, the Term of the Lease (as extended by the First Extension) shall be automatically extended for an additional three (3) years (collectively, the “Second Extension”). The Second Extension shall commence on May 14, 2016 (which is the expiration date of the First Extension).
d.	All references in the Lease to the “Term” shall be deemed to refer to the Term, as extended by the First Extension and the Second Extension, as applicable.

3.	Upgrade and Cobalt Reload of the Equipment. Section 15 of the Lease is hereby deleted in its entirety and replaced with the following:

“15.1 Upgrade and First Reload. Subject to the terms and conditions set forth below, (a) GKF, at GKF’s cost and expense, shall replace and upgrade the Equipment to a Leksell Gamma Knife Perfexion model (the “Perfexion Model”) and reload the Equipment (as upgraded) with new cobalt-60 (the “Upgrade and First Reload”), which Upgrade and First Reload shall be performed at the Site; and (b) GKF shall use its commercially reasonable efforts to perform the Upgrade and First Reload during summer/fall 2007, subject to availability of the Perfexion Model from the equipment manufacturer. It is anticipated that the Equipment will be unavailable to perform procedures for approximately four to five weeks due to the Upgrade and First Reload process. Medical Center agrees to be responsible for all insurance, rigging, site modifications and installation costs related to the Upgrade and First Reload, and the de-installation and removal of the existing Equipment.

“15.2 Second Reload. Subject to the terms and conditions set forth below, (a) GKF may elect, at its sole option and at its cost and expense, to reload the Perfexion Model with new cobalt-60 (the “Second Reload”), which Second Reload shall be performed at the Site; and (b) if GKF has elected to do so, GKF shall use its commercially reasonable efforts to perform the Second Reload during the 13th year of the Lease. Medical Center agrees to be responsible for all insurance, rigging, site modifications and installation costs related to the Second Reload.

“15.3 Medical Center Support. In connection with both the Upgrade and First Reload and the Second Reload, Medical Center, at Medical Center’s cost and expense, shall provide GKF with Medical Center personnel (including Medical Center physicists) and services upon request and as required by GKF, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Perfexion model.

“15.4 Permits. Notwithstanding the foregoing, the Upgrade and First Reload and the Second Reload (if applicable) shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, consents and authorizations, including, without limitation, the proper handling of the cobalt-60 (collectively, the “Permits”), have been obtained by Medical Center at Medical Center’s sole cost and expense (other than any filing or registration fees which shall be paid for by GKF). The timing and procedure for such Upgrade and First Reload and the Second Reload (if applicable) shall be as mutually agreed upon between the parties. Notwithstanding anything to the contrary contained in this Agreement, GKF makes no representation or warranty to Medical Center concerning the Upgrade and First Reload and/or the Second Reload (if applicable), and GKF shall have no obligation or liability to pay any damages to Medical Center resulting therefrom.

“15.5 All references in this Agreement to (a) “Installation” shall be deemed to refer to the Upgrade and First Reload and the Second Reload, as applicable; and (b) “Equipment” shall be deemed, immediately following its upgrade, to mean the Perfexion Model.”

4.	Per Procedure Payment.

a.	Notwithstanding the provisions of Section 7 of the Lease, commencing from and after the first day of the first month after installation of the Perfexion Model, the per procedure payment set forth in Section 7 of the Lease shall be amended to equal Nine Thousand Two Hundred and Fifty Dollars ($9,250) per procedure, and no further adjustment to such per procedure payment shall be made based on the number of procedures performed during any year or other time period under the Lease. As used in the Lease, the term “procedure” shall mean each individual treatment session (fraction), whether performed on an inpatient or outpatient basis, during which a patient receives treatment, imaging or other procedures, including, without limitation, treatment planning and delivery, imaging and other ancillary services, using the Equipment and/or any other equipment or devices that are used in lieu of, or as an alternative to, the Equipment.

5.	No Responsibility for Additional Upgrades or Reloading. Notwithstanding anything to the contrary contained herein or in the Lease, it is understood by the parties that GKF is not responsible for any additional upgrades, hardware, cobalt reloading, software changes and/or other modifications to the Perfexion Model, except as expressly set forth herein or otherwise agreed upon in writing by Medical Center and GKF.

6.	Captions. The Captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum.

7.	Full Force and Effect. Except as amended by this Addendum, all of the terms and provisions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum Three effective as of the date first written above.

GKF:		Medical Center:

GK FINANCING, LLC		OSF HEALTHCARE SYSTEM, owner and operator of Saint Francis Medical Center

By:	/s/ Ernest A. Bates	By:	/s/ John Moore
Name:	Ernest A. Bates, M.D.	Name:	John Moore
Title:	GKF Policy Committee Member	Title:	Chief Executive Officer